UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): December 20, 2018
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InterDigital, Inc.
(Exact name of registrant as specified in charter)

Pennsylvania	1-33579	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Bellevue Parkway, Suite 300, Wilmington, DE	19809
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 302-281-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
❑    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 8.01.    Other Events.
Asustek Actions

On December 20, 2018, the U.S. District Court for the Northern District of California (the “Court”) issued an order on the parties’ motions for summary judgment filed on August 16, 2018. The order was filed provisionally under seal in order to provide an opportunity for the parties to propose redactions of confidential information before release of a public version. InterDigital’s motion was granted in part and denied in part. The Court: (1) granted InterDigital’s motion as to Asustek Computer Incorporated ("Asus") being judicially estopped, due to Asus’s prior inconsistent positions, from arguing that the parties’ April 2008 patent license agreement (“2008 Asus PLA”) is “non-FRAND”; (2) denied as moot InterDigital’s motion as to issue preclusion preventing Asus from re-litigating issues decided in the parties’ arbitration; (3) granted InterDigital’s motion that as a matter of law, Asus cannot void the binding and enforceable 2008 Asus PLA; (4) denied InterDigital’s motion as to Asus’s Sherman Act claim; and (5) granted InterDigital’s motion as to Asus’s promissory estoppel and California UCL claims. The Court denied Asus’s summary judgment motion in its entirety.

Huawei China Proceedings

On December 24, 2018, InterDigital was notified that the Chinese Supreme People’s Court (the “SPC”) granted InterDigital’s petition for retrial of the October 16, 2013 Guangdong Province High Court decision which affirmed a Shenzhen Intermediate People’s Court ruling that the royalties to be paid by Huawei for InterDigital’s 2G, 3G and 4G essential Chinese patents under Chinese law should not exceed 0.019% of the actual sales price of each Huawei product.  The SPC also issued a mediation order that terminated the proceeding.  The SPC’s grant of InterDigital’s retrial petition suspends enforcement of the decision of the Guangdong High Court and, combined with the SPC’s issuance of the mediation order, effectively vacates the Guangdong High Court’s decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL, INC.

By: /s/ Jannie K. Lau
Jannie K. Lau
Chief Legal Officer, General Counsel
and Corporate Secretary

Date: December 26, 2018